Exhibit 1A-11B

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement of Starpax Biopharma Inc. on Form 1-A POS (the “Registration Statement”), filed September 19, 2024, of our report dated April 26, 2024, with respect to the financial statements of Starpax Biopharma Inc. for the year ended December 31, 2023, which appears in the Registration Statement.

September 19, 2024
Montréal, Québec
Canada